Exhibit 10.1

[CryoLife Letterhead]

May     , 2007

BY HAND DELIVERY

_____________

CryoLife, Inc.

1655 Roberts Blvd., NW

Kennesaw, GA 30144

Dear                     :

On May 2, 2007, the Compensation Committee of the Board of Directors of CryoLife, Inc. approved an amendment to the Fiscal Year 2007 Executive Incentive Plan Bonus Agreement dated February 14, 2007 (“2007 Grant Agreement”) between you and CryoLife, under the 2007 Executive Incentive Plan (the “Plan”). The amendment provides for the exclusion of the $686,000 charge related to executive severance expense incurred by CryoLife in the first quarter of fiscal 2007 from the computation of the 2007 adjusted net income target on which a portion of the 2007 bonus is based. As a result of the amendment, this executive severance charge will be disregarded for purposes of determining whether adjusted net income targets for 2007 under the Plan have been met.

Accordingly, the definition of “Adjusted Net Income” on Exhibit 2 of your 2007 Grant Agreement has been amended to read as follows:

*

Adjusted Net Income is GAAP net income for 2007, exclusive of interest expense, interest income, $686,000 of executive severance expense incurred in the first quarter of fiscal 2007, changes in the value of the derivative related to the Company’s preferred stock, stock compensation expense (other than stock compensation expense related to the bonus plan), other income and expense, and amortization associated with intangibles recorded pursuant to the Exchange and Service Agreement dated December 15, 2006 with Regeneration Technologies, Inc., if any.

All other provisions of your 2007 Grant Agreement remain unchanged. If you should have any questions regarding the foregoing, please do hesitate to contact me or Suzanne Gabbert.

Sincerely,

CRYOLIFE, INC.

Steven. G. Anderson

EXECUTIVE

Acknowledge and Received: